Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Flotek Industries, Inc. and Subsidiaries of our reports dated February 10, 2014, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appears in the Annual Report on Form 10-K of Flotek Industries, Inc. and Subsidiaries for the year ended December 31, 2013.
We also consent to the reference to our Firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ HEIN & ASSOCIATES LLP
Houston, Texas
September 15, 2014